Exhibit 10.1

Execution Copy

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of September 15, 2005

among

SEMCO ENERGY, INC.

as the Company

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

LASALLE BANK MIDWEST NATIONAL ASSOCIATION, A NATIONAL BANKING ASSOCIATION, as Administrative Agent

NATIONAL CITY BANK OF THE MIDWEST, A NATIONAL BANKING ASSOCIATION, as Syndication Agent

U.S. BANK, N.A., as Documentation Agent

LASALLE BANK MIDWEST NATIONAL ASSOCIATION, A NATIONAL BANKING ASSOCIATION

as Arranger

ANNEXES

ANNEX A   Lenders and Pro Rata Shares
ANNEX B   Addresses for Notices

SCHEDULES

SCHEDULE 9.6  Litigation and Contingent Liabilities
SCHEDULE 9.15  Environmental Matters
SCHEDULE 9.16  Insurance
SCHEDULE 9.21  Labor Matters
SCHEDULE 11.1  Existing Debt
SCHEDULE 11.2  Existing Liens
SCHEDULE 11.11  Investments

EXHIBITS

EXHIBIT A   Form of Note (Section 3.1)
EXHIBIT B   Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C   Form of New Lender Addendum
EXHIBIT D   Form of Assignment Agreement (Section 15.6.1)
EXHIBIT E   Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT F   Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT G   Investment Policy

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 15, 2005 (this “Agreement”) is entered into among SEMCO ENERGY, INC. (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and LASALLE BANK MIDWEST NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “LaSalle Midwest”), as administrative agent for the Lenders, NATIONAL CITY BANK OF THE MIDWEST, a national banking association, as syndication agent and U.S. BANK, N.A., as documentation agent.

The Lenders have previously made available to the Company certain loans pursuant to the terms of that certain Amended and Restated Credit Agreement dated as of June 25, 2004 by and among the Company, LaSalle Midwest (formerly known as Standard Federal Bank N.A.) and certain other financial institutions party thereto from time to time, (as amended prior to the date hereof, the “Prior Credit Agreement”), and, at the request of the Company, the Administrative Agent and the Lenders have agreed to amend the Prior Credit Agreement as set forth herein upon the terms and conditions below.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

1.1 Definitions. When used herein the following terms shall have the following meanings:

Acquired Debt means mortgage Debt or purchase money Debt or Debt with respect to Capital Leases of a Person existing at the time such Person became a Subsidiary or Debt assumed by the Company or a Subsidiary of the Company pursuant to an Acquisition permitted hereunder (and not created or incurred in connection with or in anticipation of such Acquisition).

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Administrative Agent or Agent means LaSalle Midwest in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Affected Loan - see Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Affiliated Party.

Affiliated Party means the Company and each Subsidiary.

Agent Proposal Letter means the Proposal Letter dated as of July 27, 2005 between the Company and the Administrative Agent.

Agreement - see the Preamble.

Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Facility Fee Rate shall be the percentage set forth under the column “Facility Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	S&P/Moody’s Unsecured Senior Debt Ratings	LIBOR Margin (in basis points)	Base Rate Margin (in basis points)	Facility Fee Rate (in basis points)	L/C Fee Rate (in basis points)
1	> BBB/Baa2	65.0	0.0	10.0	65.0
2	> BBB-/Baa3	85.0	0.0	15.0	85.0
3	>BB+/Ba1	105.0	0.0	20.0	105.0
4	>BB/Ba2	125.0	0.0	25.0	125.0
5	>BB-/Ba3	145.0	25.0	30.0	145.0
6	<BB-/Ba3	225.0	125.0	50.0	225.0

In case of a split rating between S&P and Moody’s, the lower rating shall apply, unless the Company shall have secured an unsecured senior debt rating of BBB- or Baa3 or better from both S&P and Moody’s in which case the higher rating shall apply. If the rating is split by two or more levels, the average of the two ratings shall apply which if not a whole number shall be rounded down (if <.5) or up (if >.5), as applicable (for example, if the split ratings are Level 1 and 3, Level 2 shall apply). The LIBOR Margin, the Base Rate Margin, the Facility Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, promptly following receipt of the new rating. No reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.

Assignee - see Section 15.6.1.

Assignment Agreement - see Section 15.6.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person if outside counsel is not used, all reasonable out-of-pocket disbursements of such internal counsel (if outside counsel is not used) and all court costs and similar legal expenses.

Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin - see the definition of Applicable Margin.

Business Day means any day on which LaSalle Midwest is open for commercial banking business in Detroit, Michigan and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the Consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, preference shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

Capitalized Rentals of any Person means as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a Consolidated balance sheet of such Person in accordance with GAAP.

Cash Collateralize means to deliver cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, any Investment made in accordance with the investment guidelines attached hereto as Exhibit G, as such guidelines may be amended or modified from time to time with the approval of the Board of Directors of the Company, upon delivery of such amendments or modifications to the Administrative Agent, provided, however, that no Investment with (a) a tenor longer than one calendar year (unless puttable within one calendar year) and (b) a Rating Agencies’ rating of lower than BBB+/Baa1 shall be deemed Cash Equivalent Investments hereunder.

Closing Date - see Section 12.1.

Code means the Internal Revenue Code of 1986.

Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A.

Company - see the Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Consolidated (or “consolidated”) or Consolidating (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to Company and its Subsidiaries.

Consolidated Adjusted Funded Debt means all Consolidated Funded Debt (i) minus Guaranteed Amounts to the extent included in determining such Consolidated Funded Debt and (ii) plus Additional Funded Debt; provided, however, that (a) no Funded Debt shall for purposes of this definition be included as Consolidated Funded Debt if money sufficient to pay such Funded Debt in full (either on the date of maturity expressed therein or on such earlier date as such Funded Debt may be called for redemption) shall be held in trust for such purpose by the trustee or proper depository under the instrument pursuant to which such Funded Debt was issued, and (b) in the event of the issuance of Funded Debt (“New Funded Debt”), for purposes of this definition there shall be excluded from Consolidated Funded Debt at the time of such issuance and thereafter:

(a) existing Funded Debt which is paid in full substantially concurrently with the issuance of the New Funded Debt and out of proceeds therefrom; and

(b) existing Funded Debt which is paid out of the proceeds from the issuance of the New Funded Debt in compliance with the following:

(i) on the date of the issuance of the New Funded Debt (the “Issuance Date”) an amount from the proceeds sufficient to pay such existing Funded Debt in full if called for redemption as hereinafter described shall be deposited in an escrow account (the “Escrow Account”) with a third party selected by the Company with written instructions from the Company that the proceeds shall be used for such purpose;

(ii) not later than the 30th day following the Issuance Date, such existing Funded Debt shall be called for redemption on a date which is not later than the 70th day following the Issuance Date; and

(iii) on a date which is not later than the 70th day following the Issuance Date, such existing Funded Debt shall be paid in full from the proceeds deposited in the Escrow Account.

As used in this definition, the term “Additional Funded Debt” means at any time an amount equal to the excess, if any, of (i) the lowest daily average of the smallest aggregate principal amount of Consolidated Current Debt minus Guaranteed Amounts to the extent included in determining such Consolidated Current Debt outstanding on each day for any period of 30 consecutive days during the 12-month period immediately preceding the date of determination, over (ii) the sum of $10,000,000.

Consolidated Adjusted Total Capitalization means, as of the date of any determination thereof, the sum of (i) the aggregate principal amount of Consolidated Adjusted Funded Debt then outstanding, plus (ii) Consolidated Net Worth.

Consolidated Current Debt means all Current Debt of the Company and its Subsidiaries determined on a consolidated basis eliminating intercompany items.

Consolidated Funded Debt means all Funded Debt of the Company and its Subsidiaries determined on a consolidated basis eliminating intercompany items.

Consolidated Net Income for any period means the net income of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP but excluding all non-cash charges taken by the Company in accordance with GAAP under Statement of Financial Accounting Standards (“FAS”) No. 142 or FAS No. 144 during such period and less other proper charges (including taxes on income), determined on a consolidated basis, but excluding in any event:

(a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) the proceeds of any life insurance policy;

(c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

(d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

(e) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

(f) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

(g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

(h) earnings resulting from any reappraisal, revaluation or write-up of assets;

(i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

(j) any gain arising from the acquisition of any Securities of the Company or any Subsidiary;

(k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period, and any gain or loss resulting from accounting method changes; and

(l) any items other than those described in clauses (a) through (k) above of this definition which are properly classified under GAAP as extraordinary items.

Consolidated Net Worth means, as of the date of any determination thereof, the stockholders’ capital and surplus of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and which shall include (whether or not includible under GAAP) the principal amount of the Junior Capital and adding back an amount equal to all non-cash charges, less any tax deductions or credits on account of such charges, taken by the Company in accordance with GAAP under FAS No. 142 or FAS No. 144 after December 31, 2004; provided, that for the Fiscal Quarter ending September 30, 2005, only, Consolidated Net Worth shall be deemed increased by the amount of $17,400,000 being the asset impairment charge recognized by the Company in the Fiscal Quarter ending September 30, 2003.

Consolidated Operating Income means, as of the date of any determination thereof, the operating income of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as shown on the financial statements delivered to Agent pursuant to Sections 10.1.1 and 10.1.2 of this Agreement, as applicable but (i) excluding from the calculation hereof, whether or not otherwise includable under GAAP, (a) the payment of $5,500,000 to Atlas Pipeline Partners, L.P. on December 31, 2004 made pursuant to the terms of that certain Settlement Agreement dated as of December 31, 2004 and (b) all pre-tax gains or losses from the sale of assets permitted under this Agreement, and (ii) adding back an amount equal to all pre-tax non-cash charges, taken by the Company in accordance with GAAP under FAS No. 142 or FAS No. 144. Acquisitions by the Company or any of its Subsidiaries made in compliance with this Agreement shall be given pro forma effect in calculation of Consolidated Operating Income.

Consolidated Storage Income means the “Storage Income” of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, as shown under the heading “Other Income” on the Company’s consolidated statement of operations delivered to the Agent pursuant to the requirements of Sections 10.1.1 and 10.1.2 of this Agreement.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Credit Party means Company and each Guarantor.

Current Debt of any Person means as of the date of any determination thereof (i) all Debt of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranty Obligations of such Person relating to the Current Debt of others.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all Debt secured by a Lien on the property of such Person, whether or not such Debt shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such Debt, such Debt shall be measured at the fair market value of such property securing such Debt at the time of determination, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (f) all Guaranty Obligations relating to the Debt of other Persons or the payment of dividends or distributions on the Capital Securities of any Person and (g) all Debt of any partnership of which such Person is a general partner except where the only asset which may be used as a source of repayment is such Person’s partnership interest in the partnership obligated on the Debt.

Designated Proceeds - see Section 6.2.2(a).

Dollar and the sign “$” mean lawful money of the United States of America.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

Environmental Matters means any matter arising out of or relating to pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974.

Event of Default means any of the events described in Section 13.1.

Excluded Taxes means taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Facility Fee Rate - see the definition of Applicable Margin.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2005”) refer to the Fiscal Year ending on December 31 of such calendar year.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

Funded Debt of any Person means, without duplication, (i) all Debt of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all principal payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP , provided, however, that Funded Debt shall not include (a) Junior Capital, (b) all outstanding Loans made to such Person pursuant to the Revolving Commitment and (c) any notes of such Person evidencing Debt of such Person which when issued constitute a current liability of such Person under GAAP, (ii) all Capitalized Rentals of such Person, and (iii) Off Balance Sheet Liabilities.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Gas Related Business means any business permitted under Sections 10.5 and 11.10 hereof involving the purchase, distribution, sale, storage and/or transport of natural gas.

Guaranteed Amounts means as of any date the aggregate amounts of Debt of others guaranteed by the Company and/or any of its Subsidiaries determined on a consolidated basis.

Guarantor(s) means any Subsidiaries of the Company which shall hereafter execute and deliver that certain Guaranty (or a joinder thereto) with respect to the Obligations.

Guaranty means any Guaranty (and any joinders thereto), in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders, that may be hereafter executed and delivered by certain Subsidiaries of the Company, as the same may be amended, restated or otherwise modified from time to time.

Guaranty Event means the failure at any time of the Company and the Guarantors, as of the last day of any Fiscal Quarter (determined on a consolidated basis for the Company and the Guarantors but without regard to any Subsidiaries which are not Guarantors), to constitute the source of at least seventy percent (70%) of the Consolidated Operating Income of the Company and its Subsidiaries for the four Fiscal Quarter period ending on such date or to hold at least seventy percent (70%) of the Consolidated total assets of the Company and its Subsidiaries on such date.

Guaranty Obligations shall mean a guaranty, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Debt, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the Capital Securities of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) real property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.

Group - see Section 2.2.1.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Indemnified Liabilities - see Section 15.16.

Interest Coverage Ratio shall mean the sum of the Consolidated Operating Income and the Consolidated Storage Income of the Company and its Subsidiaries divided by all interest paid or payable in cash on any Debt of the Company or any Subsidiary, including all interest, dividends or distributions paid or payable in cash on the Junior Capital but excluding a premium in the aggregate amount of $8,170,000 paid by the Company on March 15, 2005.

Interest Charges for any period means all interest and all amortization of debt discount and expense on any particular Debt for which such calculations are being made.

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt security or Capital Security, by making any loan or advance (excluding the extension of trade credit in the ordinary course of business), by becoming obligated with respect to a contingent liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

Issuing Lender means LaSalle Midwest, in its capacity as the issuer of Letters of Credit hereunder, any Affiliate of LaSalle Midwest that may from time to time issue Letters of Credit, any other Lender or any Affiliate of any other Lender that may from time to time issue Letters of Credit and their respective successors and assigns in such capacity.

Junior Capital means, without duplication (i) Subordinated Debt, (ii) the Trust Preferred Securities, and such other trust preferred securities which may be issued by unconsolidated capital trust subsidiaries of the Company from time to time, (iii) the Series B Preferred Stock and (iv) all other preferred stock or preference stock issued by the Company that by their terms rank junior to the Series B Preferred Stock.

LaSalle Midwest is defined in the Preamble.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by an Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate - see the definition of Applicable Margin.

Lender - see the Preamble. References to the “Lenders” shall include each Issuing Lender; for purposes of clarification only, to the extent that such Issuing Lender may have any rights or obligations in addition to those of the other Lenders due to its status as an Issuing Lender, its status as such will be specifically referenced.

Lender Party - see Section 15.16.

Letter of Credit - see Section 2.1.3.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Margin - see the definition of Applicable Margin.

LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Proposal Letter, the Subordination Agreements and all documents, instruments and agreements delivered in connection with the foregoing.

Loan or Loans means, as the context may require, Revolving Loans, and/or Swing Line Loans.

Margin Stock means any “margin stock” as defined in Regulation U.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by an Issuing Lender at such time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of the Affiliated Parties taken as a whole, (b) a material impairment of the ability of any Credit Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the assets of the Credit Parties, taken as a whole, or upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document.

Moody’s means Moody’s Investors Service, Inc., and any successor thereto.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property of any Affiliated Party.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

New Capital Adjustment means that amount to be added to the minimum Consolidated Net Worth required to be maintained under Section 11.14.3 consisting of an amount equal to one hundred percent (100%) of the proceeds of each New Capital Offering conducted by the Company or any of its Subsidiaries on or after June 30, 2005, net of costs of issuance on a cumulative basis, less the aggregate principal amount (excluding any capitalized interest) of any Junior Capital which is retired, prepaid, or redeemed in connection with a New Capital Offering.

New Capital Offering means the issuance and sale for cash or other consideration, on and after June 30, 2005, by the Company or any of its Subsidiaries of additional Capital Securities or other equity interests or of Junior Capital.

New Lender is defined in Sections 2.1.2(b).

New Lender Addendum means an addendum, substantially in the form of Exhibit C, to be executed and delivered by each Bank becoming a party to this Agreement pursuant to Section 2.1.2.

Non-U.S. Participant - see Section 7.6(d).

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Affiliated Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Affiliated Party in respect of Letters of Credit, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 10.4.

Off-Balance Sheet Liability of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person and (ii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Participant - see Section 15.6.2.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Prior Credit Agreement has the meaning set forth in the Recitals hereto.

Pro Rata Share means with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse each Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate Revolving Commitment of all Lenders and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (ii) the aggregate unpaid principal amount of all Revolving Outstandings.

Rating Agencies means Moody’s and S&P, or such other rating agencies acceptable to the Required Lenders in their sole discretion.

Refunded Swing Line Loan - see Section 2.2.4(c).

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Regulatory Body(ies) means any federal or state board or commission, department or other regulatory body in the United States of America (or any international equivalent thereof) which regulates the distribution, transportation or storage of natural gas, or other material lines of business in which the Company or any of its Subsidiaries is engaged from time to time.

Release has the meaning specified in CERCLA and the term “Disposal” (or “Disposed”) has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden or narrow the meaning of any term defined thereby, such broader or narrower meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for “Release” or “Disposal” which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

Replacement Lender - see Section 8.7(b).

Rentals means and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

Request for Revolving Commitment Increase is defined in Section 2.1.2

Required Lenders means, at any time, Lenders whose Pro Rata Shares equal or exceed 51%.

Revolving Commitment means $120,000,000, as reduced from time to time pursuant to Section 6.1 or as increased by the Revolving Commitment Optional Increase pursuant to Section 2.1.2.

Revolving Commitment Optional Increase means an amount up to $5,000,000, minus the portions thereof applied from time to time to increase the Revolving Commitment.

Revolving Loan - see Section 2.1.1.

Revolving Loan Availability means the Revolving Commitment.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all outstanding Letters of Credit.

S&P means Standard & Poor’s Ratings Group, a division of McGraw-Hill Companies, and any successor thereto.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Senior Notes shall mean the Company’s 7.125% Senior Notes due 2008.

Senior Officer means, with respect to any Affiliated Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Affiliated Party.

Series B Preferred Stock means the Company’s 5% Series B Convertible Cumulative Preferred Stock.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Subordinated Debt means (i) the Company’s existing unsecured subordinated debt identified on Schedule 10.7 and (ii) any other unsecured Debt of the Company which has subordination terms, covenants and default provisions which have been approved in writing by the Required Lenders.

Subordinated Debt Documents means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by the Administrative Agent.

Subordination Agreements means all subordination agreements executed by a holder of Subordinated Debt in favor of the Administrative Agent and the Lenders from time to time after the Closing Date.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity ;provided, however, in the case of the Company, “Subsidiary” shall not include any unconsolidated capital trust subsidiary of the Company. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Swing Line Availability means the lesser (a) the Swing Line Commitment Amount and (b) Revolving Loan Availability (less Revolving Outstandings at such time).

Swing Line Commitment Amount means $40,000,000, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.

Swing Line Lender means LaSalle Midwest.

Swing Line Loan - see Section 2.2.4.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Termination Date means the earlier to occur of (a) September 15, 2008 or (b) such other date on which the Commitments terminate pursuant to Section 6 or 13.

Trust-Preferred Securities means the trust-preferred securities issued by SEMCO Capital Trust I, a wholly-owned Subsidiary of the Company, under the SEMCO Capital Trust I Amended and Restated Trust Agreement dated as of April 19, 2000 and the related documents and instruments, all as amended (subject to the terms hereof) from time to time.

type - see Section 2.2.1.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Withholding Certificate - see Section 7.6(d).

1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(a) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b) The term “including” is not limiting and means “including without limitation.”

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(e) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(f) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

SECTION 2. COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1 Revolving Loan Commitment. Each Lender with a Revolving Loan Commitment agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Company may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time).

2.1.2 Revolving Commitment Optional Increase. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, and the Company has not previously elected to terminate the Revolving Commitment, the Company may request that the Revolving Commitment be increased in an aggregate amount not to exceed the Revolving Commitment Optional Increase, subject, in each case, to Section 8.4 and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a) the Company shall have delivered to the Agent not less than 90 days prior to the Termination Date then in effect a written request for such increase, specifying the amount of Revolving Commitment Optional Increase thereby requested (each such request, a “Request for Revolving Commitment Increase”); provided, however that in the event the Company has previously delivered a Request for Revolving Commitment Increase pursuant to this Section 2.1.2, the Company may not deliver a subsequent Request for Revolving Commitment Increase until all the conditions to effectiveness of such first Request for Revolving Commitment Increase have been fully satisfied hereunder (or such Request for Revolving Commitment Increase has been withdrawn); and provided, further that the Company may make no more than two Requests for Increase in any year;

(b) a lender or lenders meeting the requirements of this Agreement and reasonably acceptable to the Company and the Agent (including, for the purposes of this Section 2.1.2, any existing Lender which agrees to increase its Commitment, each a “New Lender” and collectively, the “New Lenders”) shall have become a party to this Agreement by executing and delivering a New Lender Addendum for a minimum amount (including for the purposes of this Section 2.1.2 the existing commitment of any existing Lender) for each such New Lender of $5,000,000 and an aggregate amount for all such New Lenders of that portion of the Revolving Commitment Optional Increase, taking into account the amount of any prior increase in the Revolving Commitment (pursuant to this Section 2.1.2), covered by the applicable Request, provided, however that (i) each New Lender shall remit to the Agent funds in an amount equal to its Pro Rata Share (after giving effect to this Section 2.1.2, but taking into account, in the case of any existing Lender, any Revolving Loan Outstandings then funded by such Lender) of the Revolving Outstandings, such sums to be reallocated among and paid to the existing Lenders based upon the new Pro Rata Shares as determined below;

(c) the Company shall have paid to the Agent for distribution to the existing Lenders, as applicable, all interest, fees and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurodollar Loan, calculated on the basis set forth in Section 8.4 as though the Company has prepaid such Loans;

(d) the Company shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Lenders in the face amount of each such New Lender’s Pro Rata Share of the Revolving Commitment (after giving effect to this Section 2.1.2) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Lenders in the face amount of each such Lender’s Pro Rata Share of the Revolving Commitment (after giving effect to this Section 2.1.2), each of such Revolving Credit Notes to be dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Lender, including the New Lenders);

(e) except to the extent such representations and warranties are not, by their terms, continuing representations and warranties, but speak only as of a specific date, the representations and warranties made by the Company (excluding the Agent and the Lenders) in this Agreement or any of the other Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the effective date of such increase; in each case except for changes therein occurring in the ordinary course of business and which do not violate this Agreement and no Unmatured Event of Default or Event of Default shall have occurred and be continuing as of such date; and

(f) such other acknowledgments, consents, authority documents or other documents, if any, shall have been executed and delivered and/or obtained by the Company as reasonably required by Agent or the Required Lenders.

Promptly on or after the date on which all of the conditions to such Request for Increase in the Revolving Commitment set forth above have been satisfied, the Agent shall notify the Company and each of the Lenders of the amount of the Revolving Commitment as increased pursuant this Section 2.1.2 and the date on which such increase has become effective and shall prepare and distribute to Company and each of the Lenders (including the New Lenders) a revised Annex A setting forth the applicable new Pro Rata Shares of the Lenders (including the New Lender(s), taking into account such increase and assignments (if any).

2.1.3 L/C Commitment. Subject to Section 2.3.1, each Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to such Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $72,000,000, provided that upon the Revolving Commitment being increased as set forth in Section 2.1.2, the aggregate Stated Amount of all Letters of Credit shall not exceed an amount equal to sixty percent (60%) of the Revolving Commitment after giving effect to such increase and (b) the Revolving Outstandings shall not at any time exceed Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time).

2.2 Loan Procedures.

2.2.1 Various Types of Loans. Each Revolving Loan shall be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than seven (7) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.

2.2.2 Borrowing Procedures. The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, noon, Detroit time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, noon, Detroit time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 3:00 P.M., Detroit time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $500,000 and an integral multiple of $100,000, and each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $500,000.

2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(A) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $500,000 a higher integral multiple of $100,000) into Loans of the other type; or

(B) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $500,000.

(b) The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, noon, Detroit time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, noon, Detroit time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(A) the proposed date of conversion or continuation;

(B) the aggregate amount of Loans to be converted or continued;

(C) the type of Loans resulting from the proposed conversion or continuation; and

(D) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

(e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4 Swing Line Facility.

(a) The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing. Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Outstanding and all outstanding Swing Line Loans, may exceed the Swing Line Lender’s Pro Rata Share of the Revolving Commitment. The provisions of this Section 2.2.4 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Termination Date, the Company may from time to time borrow, repay and reborrow under this Section 2.2.4. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Company to the Administrative Agent in accordance with Section 2.2.2. Any such notice must be given no later than 2:00 P.M., Detroit time, on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite Lenders that the conditions set forth in Section 12.2 have not been satisfied, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan.

(b) The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.

(c) The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of the Company (and the Company hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to the Company (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Section 13.1.4 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 3:00 P.M., Detroit time, in immediately available funds on date that notice is given (provided that such notice is given by 1:00 P.M., Detroit time, on such date). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.4 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of the Company, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(e) Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Unmatured Event of Default or Event of Default; (iii) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Detroit time, the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Detroit time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.

2.3 Letter of Credit Procedures.

2.3.1 L/C Applications. The Company shall execute and deliver to the applicable Issuing Lenders the Master Letter of Credit Agreements from time to time in effect. The Company shall give notice to the Administrative Agent and the applicable Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the applicable Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Administrative Agent and the applicable Issuing Lender, together with such other documentation as the Administrative Agent or the applicable Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which, unless such Letter of Credit is Cash Collateralized, shall not be later than the earlier of (a) seven days prior to the scheduled Termination Date and (b) one year after the issuance thereof (provided, however, that such Letter of Credit may provide for one year renewals thereof, so long as the expiration date is never later than that set forth in clause (a) above)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of a particular Issuing Lender shall be the sole responsibility of such Issuing Lender. So long as the applicable Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, such Issuing Lender shall issue such Letter of Credit on the requested issuance date. Each Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, each Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Loan Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. If the Company does not pay any reimbursement obligation when due, the Company shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by the Administrative Agent to the applicable Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender’s “participation” therein. Each Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3 Reimbursement Obligations. (a) The Company hereby unconditionally and irrevocably agrees to reimburse each Issuing Lender for each payment or disbursement made by such Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made provided, however, unless Company shall have made payment to the Administrative Agent for the account of such Issuing Lender on the date of disbursement, upon each such disbursement by such Issuing Lender, the Administrative Agent shall be deemed to have disbursed to Company and Company shall be deemed to have elected to substitute for the reimbursement obligation, with respect to the applicable Letters of Credit, a Base Rate Loan under the Revolving Commitment for the account of the Lenders in an amount equal to the amount so paid by such Issuing Lender in respect of such draft or other demand under such Letters of Credit. Such Base Rate Loan shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of a Loan set forth in this Agreement, provided, however, that if the Company has failed to satisfy any conditions for disbursement of a Loan as set forth in this Agreement, the Administrative Agent, upon notice to the Company, may require that the applicable reimbursement obligations be paid within five (5) days of the applicable Issuing Lender’s disbursement under the applicable Letter of Credit. The applicable Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of an Issuing Lender to so notify the Company shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever.

(b) The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Affiliated Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Affiliated Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which an Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as an Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4 Existing Letters of Credit. The Letters of Credit outstanding immediately prior to the amending and restating of this Agreement (the “Existing Letters of Credit”) shall be deemed for all purposes of this Agreement to be Letters of Credit, and each application and master letter of credit agreement submitted in connection with the Existing Letters of Credit shall be deemed for all purposes of this Agreement to be L/C Applications and Master Letter of Credit Agreements. On the Closing Date, the Issuing Lender for the Existing Letters of Credit shall be deemed automatically to have sold and transferred, and each other Lender shall be deemed automatically, irrevocably, and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender’s Pro Rata Share, in the Existing Letters of Credit and the related obligations with respect thereto.

2.3.5 Funding by Lenders to Issuing Lenders. If an Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Company has not reimbursed such Issuing Lender in full for such payment or disbursement by 11:00 A.M., Detroit time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by such Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender with a Revolving Loan Commitment shall be obligated to pay to the Administrative Agent for the account of such Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from such Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the applicable Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Detroit time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Detroit time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the applicable Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.4 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5 Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and no Issuing Lender shall have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3. EVIDENCING OF LOANS.

3.1 Notes. The Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Revolving Loan Commitment.

3.2 Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4. INTEREST.

4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a) at all times while a Revolving Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect;

(b) at all times while a Revolving Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect; and

(c) in the case of any Swing Line Loan, at a rate per annum equal to the Base Rate from time to time in effect minus fifty (50) basis points, or, at the Company’s request, at another rate negotiated between the Company and the Swing Line Lender from time to time;

provided, at any time an Event of Default exists, if the Required Lenders so request, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days for LIBOR Loans, and on the basis of a year of 365/366 days for Base Rate Loans. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5. FEES.

5.1 Facility Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, for the period from the Closing Date to the Termination Date, at the Facility Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the Revolving Commitment. Such facility fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such facility fee shall not have previously been paid. The facility fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days. Such facility fee shall not be refundable.

5.2 Letter of Credit Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that the Loans are bearing interest at the default rate described in Section 4.1 of this Agreement. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b) In addition, with respect to each Letter of Credit, the Company agrees to pay to each Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and such Issuing Lender.

The fees set forth in this Section 5.2 shall not be refundable.

5.3 Administrative Agent’s Fees. The Company agrees to pay to the Administrative Agent such agent’s fees as are mutually agreed to from time to time by the Company and the Administrative Agent including the fees set forth in the Agent Proposal Letter.

SECTION 6. REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1 Reduction or Termination of the Revolving Commitment.

6.1.1 Voluntary Reduction or Termination of the Revolving Commitment. The Company may from time to time on at least two Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans. Any such reduction shall be in an amount not less than $3,000,000 or a higher integral multiple of $500,000. Concurrently with any reduction of the Revolving Commitment to zero, the Company shall pay all interest on the Revolving Loans, all facility fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2 All Reductions of the Revolving Commitment. All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2 Prepayments.

6.2.1 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Detroit time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $1,000,000 or a higher integral multiple of $500,000.

6.2.2 Mandatory Prepayments.

If on any day the Revolving Outstandings plus the outstanding amount of the aggregate Swing Line Loans exceeds the Revolving Commitment, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

6.3 Manner of Prepayments.

6.3.1 All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $1,000,000 or a higher integral multiple of $500,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4 Repayments.

The Company shall repay the Revolving Loans of each Lender in full on the Termination Date and the Revolving Commitment shall terminate on the Termination Date.

SECTION 7. MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments. All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than 1:00 P.M., Detroit time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto without setoff, counterclaim or other defense.

7.2 Application of Certain Payments. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the assets of the Affiliated Parties shall be applied as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4 Setoff. The Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Administrative Agent or such Lender.

7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6 Taxes.

(a) All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Company free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c) If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such Person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d) (i) Each Lender that is not a United States person within the meaning of Code section 7701(a)(30) (a “Non-U.S. Participant”) shall, as a condition precedent to becoming a Lender hereunder, deliver to the Company and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.

(ii)
Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respect as result of a change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(iii)
The Company shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d) or any Taxes applicable to a Lender on the date that such Lender became a Lender hereunder.

(iv)
Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

SECTION 8. INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 100 days prior to the date on which such Lender first made demand therefor.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 100 days prior to the date on which such Lender first made demand therefor.

8.2 Basis for Determining Interest Rate Inadequate or Unfair. If

(a) the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b) the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make LIBOR Loans or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make LIBOR Loans or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4 Funding Losses. The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan but excluding the loss of the Applicable Margin), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any LIBOR Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7 Mitigation of Circumstances; Replacement of Lenders. (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise materially disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise materially disadvantageous to such Lender.

(b) If the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another lender which is reasonably acceptable to the Administrative Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty (except as set forth in the applicable Assignment Agreement) by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9. REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders that:

9.1 Organization. Each Affiliated Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Affiliated Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

9.2 Authorization; No Conflict. Each Affiliated Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each Affiliated Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Affiliated Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law the violation of which would reasonably be expected to have a Material Adverse Effect (ii) the charter, by-laws or other organizational documents of any Affiliated Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Affiliated Party or any of their respective properties the violation of which would reasonably be expected to have a Material Adverse Effect or (c) require, or result in, the creation or imposition of any Lien on any asset of any Affiliated Party.

9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Affiliated Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2004 and the unaudited consolidated financial statements of the Company and its Subsidiaries as at June 30, 2005, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5 No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the financial condition, operations, assets, business, or properties of the Affiliated Parties taken as a whole.

9.6 Litigation. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against any Affiliated Party which would reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6.

9.7 Ownership of Properties; Liens. Each Affiliated Party owns, to the extent needed for operation of its business, good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens except as permitted by Section 11.2.

9.8 [Intentionally Omitted]

9.9 Pension Plans (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty.

(b) (i) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; (ii) other than withdrawal from and withdrawal liabilities under the Teamsters Central States Pension Fund, which would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and (iii) neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan (other than the Teamsters Central States Pension Fund) is or may become insolvent.

9.10 Investment Company Act. No Affiliated Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11 Public Utility Holding Company Act. No Affiliated Party is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

9.12 Regulation U. No Affiliated Party engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13 Taxes; Tax Shelter Registration.

(a) Each Affiliated Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Affiliated Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Affiliated Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

(b) No Affiliated Party intends to treat any of the transactions contemplated by any Loan Document as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Credit Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.15 Environmental Matters. No Violations. Except as set forth on Schedule 9.15, neither the Company nor any Subsidiary, nor any operator of the Company’s or any Subsidiary’s properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to Environmental Matters, including those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any of the Environmental Law which individually or in the aggregate otherwise would reasonably be expected to have a Material Adverse Effect.

b) Notices. Except as set forth on Schedule 9.15 and for matters arising after the Closing Date, in each case none of which would singly or in the aggregate be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received notice from any Federal, state or local governmental authority: (i) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any Hazardous Substances which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (iii) that the Company or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (iv) of any Environmental Claim, in each case that would reasonably be expected to result in a liability to the Company that would reasonably be expected to have a Material Adverse Effect.

(c) Handling of Hazardous Substances. Except as set forth on Schedule 9.15 as of the Closing Date, (i) no portion of the real property or other assets of the Company or any Subsidiary has been used by the Company or any Subsidiary or, to the best knowledge of the Company, by any third party for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any real property of the Company or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or, to best knowledge of the Company, threatened Releases of Hazardous Substances, upon, into or from any real property or other assets of the Company or any Subsidiary, which Releases singly or in the aggregate would reasonably be expected to have a material adverse effect on the value of such real property or assets (provided that with respect to any Releases or threatened Releases which occurred prior to the ownership, occupancy or use of such property or assets, as applicable, by the Company or any Subsidiary, such representation is given to the best knowledge of the Company); (iv) there have been no Releases to the best knowledge of the Company on, upon, from or into any real property in the vicinity of the real property or other assets of the Company or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which would reasonably be expected to have a Material Adverse Effect; and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities to the best knowledge of the Company have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.

9.16 Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Affiliated Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Affiliated Party). Each Affiliated Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Affiliated Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Affiliated Parties operate.

9.17 Intentionally Omitted.

9.18 Information. (a) The Company’s annual report on Form 10-K for the fiscal year ended at December 31, 2004 and the Company’s quarterly report on Form 10-Q for the fiscal quarter ended on June 30, 2005, copies of which have been furnished by the Company to the Administrative Agent and the Lenders, did not, as of the respective dates such Form 10-K and Form 10-Q were filed with the Securities and Exchange Commission, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (b) from the date of filing of the Company’s quarterly report on Form 10-Q for the fiscal quarter ended on June 30, 2005 through the date hereof, the Company has not filed a current report on Form 8-K with the Securities and Exchange Commission and, as of the date hereof, no event or condition exists which would require such filing by the Company pursuant to the Securities Exchange Act of 1934, as amended, except for any such event or condition which has heretofore been disclosed in writing to the Lenders by delivery to the Lenders of a Form 8-K prior to or contemporaneously with the filing thereof, and (c) any projections, forecasts or other information heretofore or contemporaneously herewith furnished in writing by any Affiliated Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith are based on good faith estimates and assumptions believed by the Affiliated Parties to be reasonable as of the date of the applicable projections or assumptions or shall otherwise have been prepared in good faith by the Affiliated Parties.

9.19 Intellectual Property. Each Affiliated Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Affiliated Parties, without any infringement upon rights of others which would reasonably be expected to have a Material Adverse Effect.

9.20 Intentionally Omitted

9.21 Labor Matters. Except as set forth on Schedule 9.21, as of the Closing Date, no Affiliated Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Affiliated Party that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect.

9.22 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Affiliated Party of any Debt hereunder or under any other Loan Document.

9.23 Compliance With Laws. The nature and transaction of the Company’s business and operations and the use of its properties and assets do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not except such as would not reasonably be expected to have a Material Adverse Effect.

SECTION 10. AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1 Reports, Certificates and Other Information. Furnish or make available to the Administrative Agent and each Lender:

10.1.1 Annual Report. Promptly when available and in any event within 105 days after the close of each Fiscal Year: a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, together with a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Sections 11.1, 11.3, 11.4 or 11.14 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail.

10.1.2 Interim Reports. Promptly when available and in any event within 60 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated (and consolidating, upon the request of the Administrative Agent) balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter.

10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.14 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement as to whether a Guaranty Event has occurred.

10.1.4 Reports to the SEC and to Shareholders; Regulatory Bodies. (a) Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Affiliated Party filed with the SEC; copies of all registration statements of any Affiliated Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally; and

(b) Promptly upon request of the Administrative Agent, copies of all regular, periodic or special reports of the Company or any Subsidiary filed with any Regulatory Bodies, and copies of all rate or similar applications of the Company or any Subsidiary filed with any Regulatory Bodies.

10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a) the occurrence of an Event of Default or an Unmatured Event of Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against any Affiliated Party or to which any of the properties of any thereof is subject which would reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent; or

(d) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which would reasonably be expected to have a Material Adverse Effect.

10.1.6 Intentionally Omitted

10.1.7 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

10.1.8 Projections. As soon as practicable, and in any event not later than 105 days after the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for such Fiscal Year (including quarterly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent.

10.1.9 Junior Capital Notices. Promptly following receipt, copies of any material notices (including, in any event, notices of default or acceleration) received from any holder or trustee of, under or with respect to any Junior Capital or sent by the Company or any other Affiliated Party to any holder or trustee of, under or with respect to any Junior Capital.

10.1.10 Other Information. Promptly from time to time, such other information concerning the Affiliated Parties as any Lender or the Administrative Agent may reasonably request.

10.2 Books, Records and Inspections. Keep, and cause each other Affiliated Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; (a) permit, and cause each other Affiliated Party to permit, any Lender or the Administrative Agent or any representative thereof to, at any reasonable time and with reasonable notice, taking into the account the potential effect on the business and operations of such Affiliated Party (or at any time without notice if an Event of Default exists), inspect the properties and operations of the Affiliated Parties, all such inspections to be at the inspecting Lender’s or the Administrative Agent’s expense, unless an Event of Default exists at the time such inspection is made (in which case such inspections shall be at the Company’s expense) provided, however, that the Administrative Agent may make an inspection of the Affiliated Parties’ properties and operations as set forth in this clause (a) at the Company’s expense not more than once during each 12-month period regardless of whether an Event of Default exists at the time such inspection is made; (b) permit and cause each other Affiliated Party to permit, at any reasonable time and with reasonable notice taking into account the potential effect on the business operations of the Affiliated Parties (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Affiliated Parties, photocopy extracts from) any of its books or other records.

10.3 Maintenance of Property; Insurance. (a) Keep, and cause each other Affiliated Party to keep, all property useful and necessary in the business of the Affiliated Parties in good working order and condition, ordinary wear and tear excepted.

(b) Maintain, and cause each other Affiliated Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Affiliated Parties.

10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each other Affiliated Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply would not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Affiliated Party to ensure, that no Person who owns a controlling interest in or otherwise controls a Affiliated Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Affiliated Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations of which they are aware and (d) pay, and cause each other Affiliated Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of its assets, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Affiliated Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any assets, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the assets to satisfy such claim.

10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.5) cause each other Affiliated Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect).

10.6 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely to refinance existing obligations of the Company, for working capital purposes, for Acquisitions permitted by Section 11.5, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock in violation of Regulation U.

10.7 Employee Benefit Plans.

(a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c) Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Affiliated Party, the Company shall, or shall cause the applicable Affiliated Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply in all material respects with all Environmental Laws and to preserve, the value of such real property or other assets except where the failure to take such action would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall, and shall cause each other Affiliated Party to, comply with any Federal or state judicial or administrative order (which is either final and unappealable or which has not been stayed) requiring the performance at any real property of any Affiliated Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws, except where the failure to take such action would not reasonably be expected to have a Material Adverse Effect.

10.9 Tax Shelter Registration. Notify the Administrative Agent of any action (or the intention to take an action) inconsistent with the representation in Section 9.13(b). If the Company so notifies the Administrative Agent, the Company acknowledges and agrees that the Administrative Agent and the Lenders may treat the transactions contemplated hereby (or any single transaction contemplated hereby) as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Administrative Agent and such Lender, as applicable, may maintain the lists and other regulations required by such Treasury Regulation. To the extent the Administrative Agent or a Lender determines to maintain such list, each Affiliated Party shall cooperate with the Administrative Agent and Lenders in obtaining the information required under such Treasury Regulation. Within 10 days after notifying the Administrative Agent under this Section 10.9, the Company shall deliver to the Administrative Agent a duly completed copy of IRS Form 8886 or any successor form.

10.10 Further Assurances. After the occurrence of a Guaranty Event, take, and cause each other Affiliated Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Affiliated Party under the Loan Documents are guaranteed by those Subsidiaries required to deliver a Guaranty pursuant to the terms of this Agreement, including the execution and delivery of the Guaranty and any joinder agreements thereto, and other related ancillary documents reasonably requested by the Administrative Agent such as authority documents and opinions.

10.11 Deposit Accounts. Unless the Administrative Agent otherwise consents in writing, maintain all of the Company’s primary deposit accounts with any Lender or a domestic bank affiliate of any Lender.

10.12 Guaranty Event. Within ninety (90) days of the occurrence of a Guaranty Event, the Company shall cause certain Subsidiaries approved of by the Administrative Agent (which approval shall not be unreasonably withheld) to execute and deliver a Guaranty (or execute and deliver joinder agreements thereto), together with such certificates, resolutions, formation documents and opinions of counsel to the Guarantors as the Administrative Agent may reasonably request, such that upon execution and delivery of the Guaranty (or the applicable joinder agreements), the Guarantors, together with the Company, are the source of at least seventy percent (70%) of the Consolidated Operating Income of the Company and all its Subsidiaries for the four Fiscal Quarter period most recently ended prior to such date and hold at least seventy percent (70%) of the Consolidated total assets of the Company and all its Subsidiaries as of the last day of the Fiscal Quarter then most recently ended.

10.13 Maintain Debt Rating. Use reasonable commercial efforts to cause the Rating Agencies to maintain, on an ongoing basis, a debt rating of the Company’s long term, publicly traded, non-credit enhanced senior unsecured Debt (whether or not such Debt is then outstanding).

10.14 Subordinated Debt. The subordination provisions of any Subordinated Debt outstanding from time to time shall be enforceable against the holders of such Subordinated Debt by the Administrative Agent and the Lenders. All Obligations shall constitute senior Debt entitled to the benefits of the subordination provisions contained in any Subordinated Debt outstanding from time to time.

SECTION 11. NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1 Debt. Not, and not permit any other Affiliated Party to, create, incur, assume or suffer to exist any Debt, except:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt secured by Liens permitted by Section 11.2(e), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt secured by Liens permitted by Section 11.2(d) at any time outstanding shall not exceed $15,000,000;

(c) (i) Debt of the Company to any Subsidiary and (ii) Debt of any Subsidiary to the Company or another Subsidiary, provided, however, that the aggregate principal amount of Debt of any foreign Subsidiaries to Company or to any domestic Subsidiaries, outstanding from time to time, when incurred, shall not be in excess of an amount equal to twenty percent (20%) of Consolidated Net Worth as of the Company’s most recent Fiscal Year end;

(d) Subordinated Debt;

(e) Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased and no Default or Unmatured Event of Default shall have occurred and been continuing or would result therefrom.

(f) Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted under Section 11.5 and purchasers in connection with dispositions permitted under Section 11.5;

(g) Acquired Debt assumed in Acquisitions permitted under Section 11.5; and

(h) the Senior Notes, and any refinancing of the Senior Notes which mature in 2008, provided that in connection with such refinancing that (i) the Company shall not incur Debt (other than Subordinated Debt or Revolving Loans) in excess of $155,000,000, and (ii) all the proceeds thereof are used to refinance the Senior Notes on the stated maturity thereof and to pay the reasonable costs of issuing such Debt, provided that (A) no Unmatured Event of Default or Event of Default shall have occurred and been continuing at the time of incurring such Debt; (B) the documents governing or describing such Debt shall be provided to the Administrative Agent in draft form at least three days prior to the incurrence of the Debt; (C) the Company shall provide a certificate executed by a Senior Officer, in form and substance acceptable to the Administrative Agent, evidencing that as of the end of the Fiscal Quarter immediately preceding such refinancing and as of the date of such refinancing calculated on a pro forma basis, giving effect to thereto (x) the Company’s Maximum Leverage Ratio, calculated in accordance with Section 11.14.2, does not exceed sixty three percent (63%) and (y) the Company’s Interest Coverage Ratio, calculated in accordance with Section 11.14.1, is not less than the level set forth for the applicable period in Section 11.14.1 plus 0.10 and (D) the Administrative Agent shall concur with the calculations contained in the certification provided by the Company pursuant to clause (C) above (provided that such concurrence shall not be unreasonably withheld or delayed) and, provided, further, that this clause (h) shall not restrict the repayment of the Senior Notes with the proceeds of Subordinated Debt, a Revolving Loan, a New Capital Offering, or any combination thereof;

(i) Guaranty Obligations relating to Debt to the extent permitted under Section 11.16 of this Agreement.

(j) other unsecured Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding an amount equal to twenty percent (20%) of Consolidated Net Worth as of the Company’s most recent Fiscal Year end, provided that at the time of incurring such Debt, no Default or Unmatured Event of Default shall have occurred and been continuing or would result therefrom.

11.2 Liens. Not, and not permit any other Affiliated Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c) Liens described on Schedule 11.2 as of the Closing Date;

(d) cash deposits made with or pledged to gas suppliers of the Affiliated Parties, provided that the obligation to post such cash deposits arises under gas contracts entered into by the Company or such Subsidiary in the ordinary course of business and the amount of gas purchased pursuant to such contracts does not exceed the greater of (a) the requirements established by the applicable regulatory authorities (as in effect from time to time) with jurisdiction over the Affiliated Parties or (b) ten (10) billion cubic feet;

(e) subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Affiliated Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of inventory or other goods;

(g) attachments, appeal bonds, judgments and other similar Liens which do not constitute Events of Default hereunder;

(h) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Affiliated Party; and

(i) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

11.3 Hedging Agreements.No Affiliated Party shall enter into any Hedging Agreement except for Hedging Agreements used solely as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market operations in accordance with its customary policies and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets.

11.4 Restricted Payments; Subordinated Debt. Not, and not permit any other Affiliated Party to (a) make any distribution to any holders of its Capital Securities or of the Junior Capital, (b) repay, prepay, defease, purchase or redeem any of its Capital Securities or Junior Capital, (c) pay any management fees or similar fees to any of its equityholders, and (d) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a Subsidiary, provided that no domestic Subsidiaries shall pay dividends or make other distributions to any foreign Subsidiaries in excess of $10,000,000, in the aggregate amount during any Fiscal Year and no Guarantor shall pay dividends or make other distributions to any Subsidiary except Subsidiaries which are also Guarantors; (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its Capital Securities, to the extent in each case payable solely in shares of Capital Securities of the Company, (iii) the Company may make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its Capital Securities or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its Capital Securities, provided, however, that immediately before and after giving effect to such dividend, payment or other distribution, no Event of Default or Unmatured Event of Default shall exist or shall have occurred and be continuing and that the Company, both before and after giving effect (on a pro forma basis) to the payment of such dividends or distributions shall be in compliance with the financial covenants set forth in Section 11.14 of this Agreement, (iv) the Company may redeem all of its outstanding Series A 10.25% Subordinated Debentures due 2040 (of which $30,927,850 in aggregate principal amount is outstanding on the date hereof), which will in turn cause the redemption of all of the 10.25% Cumulative Trust Preferred Securities of SEMCO Capital Trust I (the “Trust”) (of which 1,200,000 trust preferred securities are outstanding on the date hereof) and all of the common securities of the Trust (of which 37,114 common securities were outstanding on the date hereof) for which all of the foregoing notices were sent out calling for such redemption to occur on September 14, 2005, (v) the Company may prepay, purchase, redeem or defease Subordinated Debt with the proceeds of a New Capital Offering or of Subordinated Debt in each case issued in accordance with the terms of this Agreement, provided that no Unmatured Event of Default or Event of Default has occurred and is continuing; and (vi) the Company may make any payment of regularly scheduled interest or of principal at maturity under any of the Trust Preferred Securities, if the Company has provided not less than five (5) Business Days prior written notice to the Agent of its intent to make such payment, accompanied by a certification (which is true and correct when given) that both before and after giving effect to such payment (and taking into account the making thereof), no Unmatured Event of Default or Event of Default has occurred and is continuing (or will occur as of the last day of the next succeeding reporting period) and that such payment would be permitted under the terms of this Agreement.

11.5 Mergers, Consolidations, Acquisitions, Sales. Not, and not permit any other Affiliated Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary into the Company or into any other domestic Subsidiary, provided, however, that any merger or consolidation between a Guarantor and another Subsidiary shall only be permitted if the survivor of the merger remains subject to the obligations set forth in the Guaranty to which the Guarantor was originally subject; (ii) any such purchase or other acquisition by the Company or any Subsidiary of the assets or Capital Securities of any Subsidiary (provided, however, that the aggregate net book value of any assets transferred or sold by (x) the Guarantors to any Subsidiaries shall not be in excess of $5,000,000 for any Fiscal Year and (y) the Company and any domestic Subsidiaries to any foreign Subsidiaries shall not be in excess of $10,000,000 for any Fiscal Year); (iii) sales and dispositions of assets (including the Capital Securities of Subsidiaries but excluding the Capital Securities of any Guarantor) for at least fair market value (as determined by the Board of Directors of the Company) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Affiliated Parties as of the last day of the preceding Fiscal Year, except to the extent the proceeds of such sales or dispositions are used to purchase comparable replacement assets within 180 days following the date of such sale or disposition (or if within 180 days following the date of such sale or disposition the Company has entered into a binding purchase order or contract for such purchase, within 360 days following the date of such sale or disposition); and (iv) any Acquisition by the Company or any domestic Subsidiary where:

(A) the business or division acquired are for use, or the Person acquired is principally engaged, in the Gas Related Businesses engaged in by the Affiliated Parties on the Closing Date;

(B) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

(C) the aggregate consideration to be paid by the Affiliated Parties (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions) is not more than $50,000,000 and shall not exceed $150,000,000 in total for all Acquisitions from the Closing Date until the Termination Date, provided, however, that the limitations on such consideration specified under this clause shall not apply during such periods as the Company maintains senior unsecured debt ratings of BBB- and Baa3 or better from S&P and Moody’s respectively and provided, further, no Event of Default shall be deemed to occur or be continuing if the Company has paid more than $150,000,000 in consideration for Acquisitions during the period when the limitations contained in this clause (C) were lifted but subsequently re-imposed so long as the Company does not make any further Acquisitions while the limitations are re-imposed;

(D) immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.14;

(E) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition;

(F) reasonably prior to such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired; and

(G) not less than ten Business Days prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of pro forma Net Operating Income relating thereto.

11.6 [Intentionally Omitted]

11.7 Transactions with Affiliates. Not, and not permit any other Affiliated Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Affiliated Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

11.8 [Intentionally Omitted]

11.9 Inconsistent Agreements. Not, and not permit any other Affiliated Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Affiliated Party of any of its Obligations hereunder or under any other Loan Document, or (b) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Affiliated Party or (iii) transfer any of its assets or properties to any Affiliated Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases, Junior Capital and other Debt permitted by this Agreement, (C) customary provisions in leases and other contracts restricting the assignment thereof, (D) Liens securing Indebtedness otherwise permitted to be incurred, under the provisions of Section 11.2 hereof that limit the right of the debtor to dispose of the assets subject to such Liens; (E) provisions with respect to the disposition or distribution of assets or property in joint venture agreements asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and (F) restrictions on deposits (to the extent permitted hereunder) imposed by customers under contracts entered into in the ordinary course of business.

11.10 Business Activities; Issuance of Equity. Not, and not permit any other Affiliated Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related and incidental thereto. Not permit any Subsidiary to issue any Capital Securities other than any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 11.4, except to the extent such issuance would fit within the basket set forth for asset sales pursuant to Section 11.5(c)(iii) of this Agreement.

11.11 Investments. Not, and not permit any other Affiliated Party to, make or permit to exist any Investment in any other Person, except the following:

(a) Investments by (i) the Company or any of its domestic Subsidiaries in any of the Company’s foreign Subsidiaries, provided, that the aggregate amount of such investments shall not be in excess of an amount equal to twenty percent (20%) of Consolidated Net Worth as of the Company’s most recent Fiscal Year end tested as of the date the applicable investment is made and (ii) the Company in any of its domestic Subsidiaries, or by any Subsidiary in any of its domestic Subsidiaries and;

(b) Investments constituting Debt permitted by Section 11.1 and Hedging Agreements permitted by Section 11.3;

(c) Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d) Cash Equivalent Investments;

(e) bank deposits in the ordinary course of business and cash deposits with gas supplies of the Company, provided that the obligation to post such cash deposits arises under gas contracts entered into by the Company in the ordinary course of business and the amount of gas purchased pursuant to such contracts does not exceed the greater of (a) the requirements established by the applicable regulatory authorities (as in effect from time to time) with jurisdiction over the Company or (b) ten (10) billion cubic feet;

(f) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(g) Investments to consummate Acquisitions permitted by Section 11.5;

(h) Investments listed on Schedule 11.11 as of the Closing Date;

(i) joint ventures that are principally engaged in Gas Related Businesses, provided however, that the aggregate amount invested such joint ventures shall not exceed an amount equal to twenty percent (20%) of Consolidated Net Worth as of the Company’s most recent Fiscal Year end tested as of the date the applicable investment is made; and

(j) other Investments not set forth above which are not, in the aggregate, in excess of $5,000,000;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b), (c), (g), (i) or (j) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists. In valuing any Investments for the purpose of applying the limitations set forth in this Section 11.11 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

11.12 Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under any documents relating to the Junior Capital if, in any case, such amendment, modification or waiver could be adverse to the interests of the Lenders or would reasonably be expected to have a Material Adverse Effect

11.13 Fiscal Year. Not change its Fiscal Year or that of any Affiliated Party.

11.14 Financial Covenants

11.14.1 Minimum Interest Coverage Ratio. Not permit the Interest Coverage Ratio for any period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter to be less than as follows:

Periods	Interest Coverage Ratio
Each Fiscal Quarter through September 30, 2007	1.25 to 1.00
Each Fiscal Quarter thereafter	1.30 to 1.00

11.14.2 Maximum Leverage Ratio. Not permit, as of the last day of each Fiscal Quarter a ratio of (i) Consolidated Adjusted Funded Debt to (ii) Consolidated Adjusted Total Capitalization to be more than sixty five percent (65%).

11.14.3 Minimum Consolidated Net Worth. Not permit the Consolidated Net Worth, as of the last day of each Fiscal Quarter, to be less than an amount equal to (a) the Net Worth Base Amount, plus (b) the New Capital Adjustment through the date of determination.

Net Worth Base Amount means $225,000,000 plus 50% of Consolidated Net Income (if positive) earned during each Fiscal Year, commencing with the Fiscal Year ending December 31, 2005, provided, however, that for Fiscal Year 2005, Consolidated Net Income for purposes of this Section 11.14.3, shall be calculated to include only the last three fiscal quarters of such Fiscal Year.

11.15 Cancellation of Debt; More Favorable Terms. (a) Not, and not permit any other Affiliated Party to, cancel any claim or debt owing to it (except from another Affiliated Party), except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed $10,000,000 in any Fiscal Year.

(b) Not enter into any amendment or modification of the senior notes set forth on Schedule 11.15(b) and any additional senior notes issued on a pari passu basis with the Obligations from time to time or any related loan documentation for such senior notes or any refinancing of such senior notes if such amendment or modification shall include, or be issued pursuant to any amendment or other agreement which includes (i) financial covenants (other than incurrence-type covenants which permit the Affiliated Parties to take specified actions only if certain financial tests are met) or event of default provisions (other than any event of default provisions which are comparable to Sections 13.1.1, 13.1.5 and 13.1.6 hereof) which are more restrictive than or substantially different from the financial covenants and default provisions set forth in this Agreement unless, prior to entering into any such amendment, the Company notifies the Administrative Agent and the Lenders of its intent to enter into any such amendment and, if the Required Lenders determine that some or all of the financial covenants or default provisions set forth in such amendment are more favorable to the lender thereunder than the covenants or default provisions set forth in this Agreement (“More Favorable Terms”), and that the Required Lenders desire that this Agreement be further amended to incorporate the More Favorable Terms, the Company shall, within thirty days following receipt from Administrative Agent of notice that the Required Lenders have made the foregoing determination, enter into an amendment to this Agreement incorporating, on terms and conditions acceptable to the Required Lenders, the More Favorable Terms or (ii) a covenant or agreement requiring any of the Subsidiaries of the Company to guaranty the senior notes described above or any refinancing of such senior notes, unless prior to or simultaneously with the grant of such guaranty, such Subsidiaries shall execute and deliver a Guaranty for the benefit of the Administrative Agent and the Lenders, together with such resolutions, opinions, certificates and other documents as Agent may reasonably request, each in form and substance reasonably acceptable to Agent.

SECTION 12. EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of each Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

12.1 Initial Credit Extension. The obligation of the Lenders to make the initial Loans and the obligation of each Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that the Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1 Notes. A Note for each Lender.

12.1.2 Authorization Documents. For each Affiliated Party executing and delivering Loan Documents, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state in which a Affiliated Party is qualified as a foreign corporation and which is requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Affiliated Parties of the documents referred to in this Section 12.

12.1.4 Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

12.1.5 Opinions of Counsel. Opinions of counsel for each Affiliated Party party to the Loan Documents.

12.1.6 Intentionally Omitted

12.1.7 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with (a) all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent) and (b) an upfront fee in the amount set forth in the Agent Proposal Letter to be divided by the Administrative Agent amongst the Lenders according to their respective Pro Rata Shares upon the effectiveness of this Agreement.

12.1.8 Income Statements, Balance Sheets and Cash Flow Statements. The Administrative Agent shall have received projected income statements, balance sheets and cash flow statements prepared by the Company and giving effect to the transactions contemplated by this Agreement and the use of proceeds therefrom, in each case in form and substance acceptable to the Administrative Agent.

12.1.9 Financial Statements.The Administrative Agent shall have received (i) audited Consolidated financial statements for the Company and its Subsidiaries for the Fiscal Years ending 2002, 2003 and 2004 and (ii) unaudited interim Consolidated financial statements for the Company and its Subsidiaries for each fiscal quarter ended after the latest Fiscal Year 2004, in each case in form and substance acceptable to the Administrative Agent.

12.1.10 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports from the Secretary of State of Michigan dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Company (under its present names) as debtor, together with (a) copies of such financing statements, and (b) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request with respect to Liens other than Permitted Liens.

12.1.11 Closing Certificate, Consents and Permits. A certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.1.12 Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

12.2 Conditions. The obligation (a) of each Lender to make each Loan and (b) of each Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a) the representations and warranties of each Affiliated Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and except for changes therein occurring in the ordinary course of business and which do not violate this Agreement; and

(b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.2.2 Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13. EVENTS OF DEFAULT AND THEIR EFFECT.

13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

13.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Affiliated Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $10,000,000 and shall continue beyond any applicable notice, grace or cure period, and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Affiliated Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3 Intentionally Omitted.

13.1.4 Bankruptcy, Insolvency, etc. Any Affiliated Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Affiliated Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Affiliated Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Affiliated Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Affiliated Party, and if such case or proceeding is not commenced by such Affiliated Party, it is consented to or acquiesced in by such Affiliated Party, or remains for 60 days undismissed; or any Affiliated Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5 Non-Compliance with Loan Documents. (a) Failure by any Affiliated Party to comply with or to perform any covenant set forth in Section 10.1.5, 10.5 or 10.9 or Section 11; or (b) failure by any Affiliated Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days following the earlier to occur of (i) the obtaining of actual knowledge by the Company or any Subsidiary of such default or (ii) the receipt of written notice by any senior officer of the Company of such default; provided, in each case that an Event of Default arising from a breach of Sections 10.1.1 through 10.1.4 or 10.1.10 shall be deemed to have been cured upon delivery of the required item; and provided, further, that the Event of Default arising solely due to a breach of Section 10.1.5(a) shall be deemed cured upon the earlier of (i) the giving of notice as required by that Section and (ii) the date upon which the Event of Default or Unmatured Event of Default giving rise to the notice obligation has been cured or waived.

13.1.6 Representations; Warranties. Any representation or warranty made by any Affiliated Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Affiliated Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7 Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $5,000,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $5,000,000.

13.1.8 Judgments. Final judgments which exceed an aggregate of $5,000,000 shall be rendered against any Affiliated Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

13.1.9 Intentionally Omitted.

13.1.10 Invalidity of Subordination Provisions, etc. (i) Any subordination provision in any document or instrument governing Subordinated Debt aggregating $5,000,000 or more, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt aggregating $5,000,000 or more, shall cease to be in full force and effect, or (ii) any Affiliated Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

13.1.11 Change of Control.

(a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 35% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; (b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members. For purposes of the foregoing; “Continuing Member” means a member of the Board of Directors of the Company who either (i) was a member of the Company’s Board of Directors on the day before the Closing Date and has been such continuously thereafter or (ii) became a member of such Board of Directors after the day before the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company’s Board of Directors, (c) any “change of control” shall occur under any documents or agreements relating to the Junior Capital, or (d) the Company shall no longer hold, either directly or indirectly, 100% of the Capital Securities of any Guarantor.

13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

SECTION 14. THE AGENTS.

14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2 Issuing Lender. Each Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith. Each Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by each Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included each Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to each Issuing Lender.

14.3 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct.

14.4 Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Affiliated Party or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

14.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or all Lenders if such action specifically requires the approval of all Lenders under this Agreement) as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or all Lenders if such action specifically requires the approval of all Lenders under this Agreement) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7 Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Affiliated Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Affiliated Parties, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

14.8 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders (or all Lenders for actions specifically requiring the consent of all Lenders under this Agreement) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9 Administrative Agent in Individual Capacity. LaSalle Midwest and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Affiliated Parties and Affiliates as though LaSalle Midwest were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle Midwest or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle Midwest and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle Midwest were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle Midwest and its Affiliates, to the extent applicable, in their individual capacities.

14.10 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11 Intentionally Omitted

14.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Affiliated Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.16) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.16.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,”“documentation agent,”“co-agent,”“book manager,”“lead manager,”“arranger,”“lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 15. GENERAL.

15.1 Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; or (d) release any party from its obligations under the Guaranty (except in connection with the permitted sale of the applicable Guarantor, in which case the Administrative Agent may release the applicable Guarantor, provided, however, that no Guaranty Event shall result therefrom (determined on a pro forma basis as of the proposed date of sale)), change the definition of Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of each Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of each Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

15.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any Person that the Administrative Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 10 (or any related definition) for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and the Required Lenders.

15.5 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Company agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Company’s auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6 Assignments; Participations.

15.6.1 Assignments. (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, each Issuing Lender (for an assignment of the Revolving Loans and the Revolving Commitment) and, so long as no Event of Default exists, the Company (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. The Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment the Company would be obligated to pay any greater amount under Section 7.6 or 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Company shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Company any prior Note held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.2 Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant other than an Affiliate of a Lender shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant which is not an Affiliate of a Lender. The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

15.7 Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

15.8 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MICHIGAN APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.9 Confidentiality. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Affiliated Party and designated as confidential, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments provided that such Persons are bound by, or agree in writing to be bound by this Section 15.9 or are otherwise required to maintain confidentiality as set forth herein; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, Issuing Lenders or any other Lender who may provide bank products to the Affiliated Parties provided such Affiliates are bound by or agree in writing to be bound by this Section 15.9 or are otherwise required to maintain confidentiality as set forth herein; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Company consents to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby shall not be confidential and the Administrative Agent and the Lenders and other parties hereto may disclose without limitation of any kind any information that is provided to the Administrative Agent or the Lenders with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4); provided, that to the extent any Loan Document contains information that relates to the “tax treatment” or “tax structure” and contains other information, this paragraph shall only apply to the information regarding the “tax treatment” or “tax structure.”

15.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11 Nature of Remedies. All rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12 Entire Agreement; Amendment and Restatement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders. This Agreement constitutes an amendment and restatement of the Prior Credit Agreement, which Prior Credit Agreement is fully superseded and amended and restated in its entirety hereby; provided that the Obligations governed by the Prior Credit Agreement shall remain outstanding and in full force and effect and provided further that this Agreement does not constitute a novation of such Obligations.

15.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

15.14 Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.15 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16 INDEMNIFICATION BY THE COMPANY. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY AFFILIATED PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY AFFILIATED PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY AFFILIATED PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.16 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF THE GUARANTY AND TERMINATION OF THIS AGREEMENT.

15.17 Nonliability of Lenders. The relationship between the Company on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Affiliated Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Affiliated Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Affiliated Party to review or inform any Affiliated Party of any matter in connection with any phase of any Affiliated Party’s business or operations. The Company agrees, on behalf of itself and each other Affiliated Party, that neither the Administrative Agent nor any Lender shall have liability to any Affiliated Party (whether sounding in tort, contract or otherwise) for losses suffered by any Affiliated Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY ON BEHALF OF ITSELF AND EACH OTHER AFFILIATED PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

15.18 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MICHIGAN OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE COMPANY, THE ADMINISTRATIVE AGENT, EACH ISSUING LENDER AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MICHIGAN AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY, THE ADMINISTRATIVE AGENT, EACH ISSUING LENDER AND EACH LENDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MICHIGAN. THE COMPANY, THE ADMINISTRATIVE AGENT, EACH ISSUING LENDER AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.19 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT, EACH ISSUING LENDER AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

SEMCO ENERGY, INC.

By:	/s/ Michael V. Palmeri

Title: Michael Palmeri Senior Vice President, Chief Financial Officer and Treasurer

LASALLE BANK MIDWEST NATIONAL ASSOCIATION, a national banking association, as Administrative Agent, as Issuing Lender and as a Lender

By:	/s/ Gregory E. Castle

Gregory E. Castle Title: First Vice President

NATIONAL CITY BANK OF THE MIDWEST

By:	/s/ Kenneth R. Ehrhardt

Title: SVP

U.S. BANK, N.A.

By:	/s/ Jeff Janza

Title: Vice President

FIFTH THIRD BANK, EASTERN MICHIGAN

By:	/s/ David J. Mannarino

Title: Assistant Vice President

THE HUNTINGTON NATIONAL BANK

By:	/s/ Kevin D. Szachta

Kevin D. Szachta Title: Vice President

COMERICA BANK

By:	/s/ Scott M. Kowalski

Title: Assistant Vice President

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment Amount	Pro Rata Share
LaSalle Bank Midwest National Association**	$32,750,000.00	27.291666667%
National City Bank of the Midwest	$23,000,000.00	19.166666667%
U.S. Bank, N.A.	$23,000,000.00	19.166666667%
Fifth Third Bank, Eastern Michigan	$13,750,000.00	11.458333333%
The Huntington National Bank	$13,750,000.00	11.458333333%
Comerica Bank	$13,750,000.00	11.458333333%
TOTALS	$120,000,000.00	100%

** Includes Swing Line Commitment Amount of $40,000,000.00.

TABLE OF CONTENTS

Pages

SECTION 1.		DEFINITIONS.	3
1.1	Definitions		3
1.2	Other Interpretive Provisions		19

SECTION 2.		COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.	19
2.1	Commitments		20
	2.1.1	Revolving Loan Commitment	20
	2.1.2	Revolving Commitment Optional Increase	20
	2.1.3	L/C Commitment	21
2.2	Loan Procedures		22
	2.2.1	Various Types of Loans	22
	2.2.2	Borrowing Procedures	22
	2.2.3	Conversion and Continuation Procedures	22
	2.2.4	Swing Line Facility	23
2.3	Letter of Credit Procedures		25
	2.3.1	L/C Applications	25
	2.3.2	Participations in Letters of Credit	26
	2.3.3	Reimbursement Obligations	26
	2.3.4	Existing Letters of Credit	27
	2.3.5	Funding by Lenders to Issuing Lenders	27
2.4	Commitments Several		28
2.5	Certain Conditions		28

SECTION 3.		EVIDENCING OF LOANS.	28
3.1	Notes		28
3.2	Recordkeeping		28

SECTION 4.		INTEREST.	29
4.1	Interest Rates		29
4.2	Interest Payment Dates		29
4.3	Setting and Notice of LIBOR Rates		29
4.4	Computation of Interest		29

SECTION 5.		FEES.	30
5.1	Facility Fee		30
5.2	Letter of Credit Fees		30
5.3	Administrative Agent’s Fees		30

SECTION 6.		REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.	30

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6.1		Reduction or Termination of the Revolving Commitment	30
	6.1.1	Voluntary Reduction or Termination of the Revolving Commitment	30
	6.1.2	All Reductions of the Revolving Commitment	31
6.2		Prepayments	31
	6.2.1	Voluntary Prepayments	31
	6.2.2	Mandatory Prepayments	31
6.3		Manner or Prepayments	31
	6.3.1	All Prepayments	31
6.4		Repayments	31

SECTION 7.		MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.	31
7.1		Making of Payments	31
7.2		Application of Certain Payments	32
7.3		Due Date Extension	32
7.4		Setoff	32
7.5		Proration of Payments	32
7.6		Taxes	32

SECTION 8.		INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.	34
8.1		Increased Costs	34
8.2		Basis for Determining Interest Rate Inadequate or Unfair	35
8.3		Changes in Law Rendering LIBOR Loans Unlawful	36
8.4		Funding Losses	36
8.5		Right of Lenders to Fund through Other Offices	37
8.6		Discretion of Lenders as to Manner of Funding	37
8.7		Mitigation of Circumstances; Replacement of Lenders	37
8.8		Conclusiveness of Statements; Survival of Provisions	38

SECTION 9.		REPRESENTATIONS AND WARRANTIES.	38
9.1		Organization	38
9.2		Authorization; No Conflict	38
9.3		Validity and Binding Nature	38
9.4		Financial Condition	38
9.5		No Material Adverse Change	39
9.6		Litigation	39
9.7		Ownership of Properties; Liens	39
9.8		[Intentionally Omitted]	39
9.9		Pension Plans	39
9.10		Investment Company Act	39
9.11		Public Utility Holding Company Act	40
9.12		Regulation U	40
9.13		Taxes; Tax Shelter Registration	40

9.14	Solvency, etc.		40
9.15	Environmental Matters		40
9.16	Insurance		42
9.17	Intentionally Omitted		42
9.18	Information		42
9.19	Intellectual Property		42
9.20	Intentionally Omitted		42
9.21	Labor Matters		42
9.22	No Default		43
9.23	Compliance With Laws		43

SECTION 10.		AFFIRMATIVE COVENANTS.	43
10.1	Reports, Certificates and Other Information		43
	10.1.1	Annual Report	43
	10.1.2	Interim Reports	43
	10.1.3	Compliance Certificates	43
	10.1.4	Reports to the SEC and to Shareholders; Regulatory Bodies	44
	10.1.5	Notice of Default, Litigation and ERISA Matters	44
	10.1.6	Intentionally Omitted	45
	10.1.7	Management Reports	45
	10.1.8	Projections	45
	10.1.9	Junior Capital Notices	45
	10.1.10	Other Information	45
10.2	Books, Records and Inspections		45
10.3	Maintenance of Property; Insurance		46
10.4	Compliance with Laws; Payment of Taxes and Liabilities		46
10.5	Maintenance of Existence, etc.		46
10.6	Use of Proceeds		46
10.7	Employee Benefit Plans		47
10.8	Environmental Matters		47
10.9	Tax Shelter Registration		47
10.10	Further Assurances		48
10.11	Deposit Accounts		48
10.12	Guaranty Event		48
10.13	Maintain Debt Rating		48
10.14	Subordinated Debt		48

SECTION 11.		NEGATIVE COVENANTS.	48
11.1	Debt		49
11.2	Liens		50
11.3	Hedging Agreements		51
11.4	Restricted Payments; Subordinated Debt		51
11.5	Mergers, Consolidations, Acquisitions, Sales		52
11.6	[Intentionally Omitted]		53
11.7	Transactions with Affiliates		53

11.8	[Intentionally Omitted]		53
11.9	Inconsistent Agreements		54
11.10	Business Activities; Issuance of Equity		54
11.11	Investments		54
11.12	Restriction of Amendments to Certain Documents		55
11.13	Fiscal Year		55
11.14	Financial Covenants		55
	11.14.1	Minimum Interest Coverage Ratio	55
	11.14.2	Maximum Leverage Ratio	56
	11.14.3	Minimum Consolidated Net Worth	56
11.15	Cancellation of Debt; More Favorable Terms		56

SECTION 12.		EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	57
12.1	Initial Credit Extension		57
	12.1.1	Notes	57
	12.1.2	Authorization Documents	57
	12.1.3	Consents, etc.	57
	12.1.4	Letter of Direction	57
	12.1.5	Opinions of Counsel	57
	12.1.6	Intentionally Omitted	57
	12.1.7	Payment of Fees	58
	12.1.8	Income Statements, Balance Sheets and Cash Flow Statements	58
	12.1.9	Financial Statements	58
	12.1.10	Search Results; Lien Terminations	58
	12.1.11	Closing Certificate, Consents and Permits	58
	12.1.12	Other	58
12.2	Conditions		58
	12.2.1	Compliance with Warranties, No Default, etc.	58
	12.2.2	Confirmatory Certificate	59

SECTION 13.		EVENTS OF DEFAULT AND THEIR EFFECT.	59
13.1	Events of Default		59
	13.1.1	Non-Payment of the Loans, etc.	59
	13.1.2	Non-Payment of Other Debt	59
	13.1.3	Intentionally Omitted	59
	13.1.4	Bankruptcy, Insolvency, etc.	59
	13.1.5	Non-Compliance with Loan Documents	60
	13.1.6	Representations; Warranties	60
	13.1.7	Pension Plans	60
	13.1.8	Judgments	60
	13.1.9	Intentionally Omitted	60
	13.1.10	Invalidity of Subordination Provisions, etc.	60
	13.1.11	Change of Control	61
13.2	Effect of Event of Default		61

SECTION 14.		THE AGENTS	61
14.1		Appointment and Authorization	61
14.2		Issuing Lender	62
14.3		Delegation of Duties	62
14.4		Exculpation of Administrative Agent	62
14.5		Reliance by Administrative Agent	63
14.6		Notice of Default	63
14.7		Credit Decision	63
14.8		Indemnification	64
14.9		Administrative Agent in Individual Capacity	64
14.10		Successor Administrative Agent	65
14.11		Intentionally Omitted	65
14.12		Administrative Agent May File Proofs of Claim	65
14.13		Other Agents; Arrangers and Managers	66

SECTION 15.		GENERAL.	66
15.1		Waiver; Amendments	66
15.2		Confirmations	67
15.3		Notices	67
15.4		Computations	67
15.5		Costs, Expenses and Taxes	68
15.6		Assignments; Participations	68
	15.6.1	Assignments	68
	15.6.2	Participations	69
15.7		Register	69
15.8		GOVERNING LAW	70
15.9		Confidentiality	70
15.10		Severability	71
15.11		Nature of Remedies	71
15.12		Entire Agreement; Amendment and Restatement	71
15.13		Counterparts	71
15.14		Successors and Assigns	71
15.15		Captions	72
15.16		INDEMNIFICATION BY THE COMPANY	72
15.17		Nonliability of Lenders	73
15.18		FORUM SELECTION AND CONSENT TO JURISDICTION	73
15.19		WAIVER OF JURY TRIAL	74

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